UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 2, 2021

IMMUNOVANT, INC.
(Exact name of Registrant as specified in its Charter)

Delaware		001-38906	83-2771572
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(IRS Employer Identification No.)

320 West 37th Street
New York,	NY		10018
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code: (917) 580-3099

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	IMVT	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On August 2, 2021, Immunovant, Inc., a Delaware corporation (“Immunovant”), and Roivant Sciences Ltd., a Bermuda exempted limited company (“Roivant”), entered into a share purchase agreement (the “Purchase Agreement”) pursuant to which Immunovant agreed to issue and sell, and Roivant agreed to purchase, 17,021,276 shares of Immunovant common stock, par value $0.0001 per share (the “Shares”), at a per share price of $11.75 (the “Equity Investment”). The per share purchase price represents approximately a 15% premium to Immunovant’s 20 trading day volume weighted average price. As of July 30, 2021, Roivant held approximately 57.5% of Immunovant’s outstanding shares of common stock, and immediately following the consummation of the Equity Investment will hold approximately 63.8% of Immunovant’s outstanding shares of common stock. The Equity Investment is expected to be consummated within one business day of the date hereof.

The aggregate gross proceeds to Immunovant from the Equity Investment will be $200.0 million. Immunovant intends to use the proceeds to advance the development of IMVT-1401 in multiple indications.

Each of Immunovant and Roivant made certain customary representations and warranties and agreed to certain covenants in the Purchase Agreement. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and were solely for the benefit of the parties to such agreement.

Pursuant to the Purchase Agreement, Immunovant and Roivant have acknowledged and agreed that, as between them, the Shares shall be deemed to be “Registrable Securities” for all purposes of the Amended and Restated Registration Rights Agreement, dated as of September 29, 2019, by and among Immunovant and the investors party thereto (the “Registration Rights Agreement”), including Roivant’s rights thereunder with respect to Registrable Securities. A description of the Registration Rights Agreement is included in Immunovant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 20, 2019, and is incorporated herein by reference.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 is incorporated herein by reference. As described in Item 1.01, under the terms of the Purchase Agreement, Immunovant has agreed to issue and sell the Shares, and Roivant has agreed to purchase the Shares. The issuance and sale of the Shares is exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). In the Purchase Agreement, Roivant represented to Immunovant that it is an “accredited investor” as defined under the Securities Act and that the Shares are being acquired for investment purposes and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends will be affixed to any certificates or book entry notations evidencing the Shares.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

Effective August 2, 2021, Dr. Frank M. Torti, age 42, Immunovant’s current Chairperson, was appointed Executive Chairperson. Dr. Torti will not receive any additional compensation in connection with such appointment at this time. As is consistent with standard practice, the compensation committee of the board of directors intends to review compensation for Dr. Torti and the other members of the board of directors in the future as part of its regular duties. Dr. Torti’s biography and director compensation is included in Immunovant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021, filed with the Securities and Exchange Commission on June 1, 2021, in the sections titled “Part III. Item 10. Directors, Executive Officers and Corporate Governance – Board of Directors” and “– Director Compensation” and are incorporated herein by reference.

Item 8.01 Other Events.

On August 2, 2021, Immunovant issued a press release related to the Equity Investment, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Share Purchase Agreement, dated as of August 2, 2021, by and between Immunovant, Inc. and Roivant Sciences Ltd.
99.1	Press Release dated August 2, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Immunovant, Inc.

	By:	/s/ Peter Salzmann, M.D.
Peter Salzmann, M.D.
Chief Executive Officer
Date: August 2, 2021